Exhibit 99.1

June 2, 2014

Mr. Anthony Taylor

Montpelier Re Holdings, Ltd.

Dear Tony,

I hereby resign from the Board of Directors of Montpelier Re Holdings Ltd. effective June 20, 2014.  I have enjoyed my service on the Board as the Company has grown and prospered, as have its shareholders.

My resignation is not the result of any disagreement with the Board or management, both of whom I wish the best in the future.

Sincerely,

John D. Collins

cc- Jonathan B. Kim